UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2021

Ballantyne Strong, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13906	47-0587703
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4201 Congress Street, Suite 175 Charlotte, North Carolina	28209
(Address of principal executive offices)	(Zip Code)

(704) 994-8279

(Registrant’s telephone number, including area code)

N/A

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BTN	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On February 3, 2021, Ballantyne Strong, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with ThinkEquity, a division of Fordham Financial Management, Inc. (the “Representative”), as representative of the several underwriters listed therein (the “Underwriters”), in connection with a public offering (the “Offering”), pursuant to which the Company agreed to issue and sell 3,290,000 shares of common stock of the Company (the “Offering Shares”), par value $0.01 per share (the “Common Stock”), at a public offering price of $2.30 per share. The Offering closed on February 8, 2021. The estimated net proceeds from the Offering were approximately $6.7 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company and customary obligations of the parties, including a 90-day lock-up period on certain dispositions of Common Stock by the Company, subject to customary exceptions. Additionally, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the Underwriters may be required to make because of any of those liabilities. Until February 3, 2022, the Representative has an irrevocable right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent, at the Representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, for the Company, or any successor to or any subsidiary of the Company, using an investment banker, placement agent or broker on terms customary to the representative. The Representative will have the sole right to determine whether or not any other broker-dealer will have the right to participate in any such offering and the economic terms of any such participation. The Representative will not have more than one opportunity to waive or terminate the right of first refusal in consideration of any payment or fee.

Pursuant to the Underwriting Agreement, the Company also issued to certain of the Representative’s designees, upon closing of the Offering, warrants to purchase up to 164,500 shares of Common Stock (the “Representative’s Warrants”). The Representative’s Warrants are exercisable at any time, in whole or in part, from August 2, 2021 until February 3, 2026 at a price per share of $2.875. The Representative’s Warrants also provide for one “piggyback” registration right with respect to the registration of the shares of Common Stock underlying the Representative’s Warrants and customary anti-dilution provisions. The piggyback registration rights last 4.5 years from the initial exercise date of August 2, 2021.

The Offering was made pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-238757), preliminary and final prospectus supplements thereto and an accompanying prospectus, all of which were previously filed with the Securities and Exchange Commission. The Representative’s Warrants were issued and the shares of Common Stock underlying the Representative’s Warrants, unless registered, are expected to be issued, in each case, in reliance on the exemption from the registration requirements in Section 4(a)(2) of the Securities Act.

The foregoing descriptions of the Underwriting Agreement and Representative’s Warrants are qualified in their entirety by reference to the complete text of the Underwriting Agreement and form of Representative’s Warrants, copies of which are filed herewith as Exhibits 1.1 and 4.1 and are incorporated herein by reference. A copy of the opinion of White & Case LLP relating to the legality of the Offering Shares is also filed herewith as Exhibit 5.1.

Item 7.01 Regulation FD Disclosure.

On February 8, 2021, the Company issued a press release announcing the closing of the Offering, which is furnished as Exhibit 99.1 hereto.

The information contained in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 hereto are being “furnished” and, as such, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated February 3, 2021, between Ballantyne Strong, Inc. and ThinkEquity, a division of Fordham Financial Management, Inc., as representatives of the several underwriters listed therein.
4.1	Form of Representative’s Warrant.
5.1	Opinion of White & Case LLP.
23.1	Consent of White & Case LLP (included in Exhibit 5.1).
99.1	Press Release Dated February 8, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLANTYNE STRONG, INC.

Date: February 8, 2021	By:	/s/ Todd R. Major
	Name:	Todd R. Major
	Title:	Chief Financial Officer